Exhibit 99.6

PURE BIOSCIENCE, INC.

NOTICE OF GRANT OF STOCK OPTION

(NON-PLAN GRANT)

(NON-EMPLOYEE DIRECTOR)

Pure Bioscience, Inc., a Delaware corporation (the “Company”), has granted to the Optionee an option (the “Option”) to purchase certain that number of shares of the Company’s common stock set forth below (the “Option Shares”) on the following terms and conditions. All capitalized terms used herein that are not defined herein shall have the meaning ascribed to such term in the Option Agreement.

Name of Optionee:	_________

Date of Grant:	June 22, 2017

Number of Option Shares:	200,000, subject to adjustment as provided by the Option Agreement.

Exercise Price per Share:	$1.19

Option Expiration Date:	The tenth anniversary of the Date of Grant

Tax Status of Option:	Nonstatutory Stock Option.

Vested Condition:	Except as otherwise specified below or in the Option Agreement, (i) 50% of the Option Shares shall vest and become exercisable on the earlier of (A) January 15, 2018 or (B) the Company’s annual meeting of stockholders held in calendar 2018 and (ii) 50% of the Option Shares shall vest and become exercisable on the earlier of (A) January 15, 2019 or (B) the Company’s annual meeting of stockholders held in calendar 2019, so long Optionee’s Service (as defined in the Option Agreement) is continuous from the Date of Grant through the applicable vesting date.

Accelerated Vesting:	If a Change in Control occurs prior to the Option Expiration Date, and prior to the termination of Optionee’s Service, then 100% of the Option Shares that are subject to vesting as of the date of such Change in Control shall vest and become exercisable. If Optionee’s Service terminates due to the Board’s failure to nominate Optionee for re-election to the Board or the Company’s stockholders fail to re-elect Optionee to the Board, in either case other than for Cause, or if Optionee’s Service terminates as a result of the Optionee’s death or Complete Disability, then 100% of the Option Shares that are subject to vesting as of the date of such termination of Service shall vest and become exercisable on the date of such termination of Service.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Optionee agree that the Option is governed by this Notice of Grant and by the provisions of the Option Agreement. Optionee represents that the Optionee has read and is familiar with the provisions of the Option Agreement, and hereby accepts the Option subject to all of their terms and conditions.

PURE BIOSCIENCE, INC.		OPTIONEE

By:
Name:		Signature
Title:
Date
Address:	1725 Gillespie Way
	El Cajon, California 92020	Address

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PURE BIOSCIENCE, INC.

STOCK OPTION AGREEMENT

Pure Bioscience, Inc. (the “Company”) has granted to the Optionee named in the Notice of Grant of Stock Option (the “Notice of Grant”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of the Company’s common stock (the “Stock”) upon the terms and conditions set forth in the Notice of Grant and this Option Agreement. By signing the Notice of Grant, the Optionee: (a) accepts the Option is subject to all of the terms and conditions of the Notice of Grant and this Option Agreement and (b) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors (the “Board”) upon any questions arising under the Notice of Grant or this Option Agreement.

1. Definitions and Construction.

1.1 Definitions. Capitalized terms not otherwise defined in the Notice of Grant or Sections 1-12 of the Option Agreement are defined in Section 13 of the Option Agreement.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. Tax Consequences.

2.1 Nonstatutory Option. This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

2.2 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. In the event that it is determined that vesting or exercise of this award and any other payment or distribution to or for the benefit of Optionee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, as amended, or under any other agreement, in connection with, or arising out of, Optionee’s services to the Company or a Change in Control (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay Optionee an additional amount (a “Gross-Up Payment”) equal to the amount that shall fund the payment by Optionee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

(b) Accounting. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code), including all determinations of whether a Gross-Up Payment is required and of the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment, both to the Company and to Optionee within seven business days of the termination of Optionee’s Service or a Change in Control of the Company, as applicable, or such earlier time as is requested by the Company or by Optionee (if Optionee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Optionee, it shall furnish Optionee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Optionee has substantial authority not to report any Excise Tax on Optionee’s federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Optionee within five business days after the Determination is delivered to the Company or the Optionee and in no event later than the close of the calendar year following the calendar year in which the Optionee pays the Excise Tax (provided that such payment shall not be made prior to the date of any release or waiver executed by the Optionee in connection with a separation from the Company). Notwithstanding the foregoing, to the extent the Gross-Up Payment is subject to Section 457A of the Code, it will be paid no later than 12 months after the end of the Company’s taxable year in which the Optionee’s services to the Company terminates or the Change in Control of the Company, as applicable, occurs. Any determination by the Accounting Firm shall be binding upon the Company and the Optionee, absent manifest error.

(c) As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Gross-Up Underpayments”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Gross-Up Overpayments”). In either event, the Accounting Firm shall determine the amount of the Gross-Up Underpayment or Gross-Up Overpayment that has occurred.

(i) In the case of a Gross-Up Underpayment, the amount of such Gross-Up Underpayment shall promptly be paid by the Company to or for the benefit of Optionee.

(ii) In the case of a Gross-Up Overpayment, the Optionee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Gross-Up Overpayment; provided, however, that (i) Optionee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Gross-Up Overpayment that the Optionee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this section, which is to make the Optionee whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of a Gross-Up Overpayment may result in the Optionee’s repaying to the Company an amount which is less than the Gross-Up Overpayment.

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3. Administration.

All questions of interpretation concerning the Notice of Grant, this Option Agreement, or any other form of agreement or other document employed by the Company in the administration of the Option shall be determined by the Board. All such determinations by the Board shall be final, binding and conclusive upon all persons having an interest in the Option, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to the Option or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Option. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4. Exercise of the Option.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable on and after the Date of Grant and prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares, as adjusted pursuant to Section 9.

4.2 Method of Exercise. Exercise of the Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by the Optionee in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that the Optionee is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Optionee and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state the Optionee’s election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 6 and must be accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Exercise Price.

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4.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Company and subject to the limitations contained in Section 4.3(b), by means of (1) a Cashless Exercise, (2) a Net-Exercise, or (3) a Stock Tender Exercise; or (iii) by any combination of the foregoing as approved by the Board.

(b) Limitations on Forms of Consideration. The Company reserves, at any and all times, the right, in its sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Exercise Price through any of the means described below, including with respect to the Optionee notwithstanding that such program or procedures may be available to others.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to shares of Stock acquired upon the exercise of the Option in an amount not less than the aggregate Exercise Price for such shares (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).

(ii) Net-Exercise. A “Net-Exercise” means the delivery of a properly executed Exercise Notice electing a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to the Optionee upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Optionee shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued. Following a Net-Exercise, the number of shares remaining subject to the Option, if any, shall be reduced by the sum of (1) the net number of shares issued to the Optionee upon such exercise, and (2) the number of shares deducted by the Company for payment of the aggregate Exercise Price.

(iii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed Exercise Notice accompanied by (1) the Optionee’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Optionee’s payment to the Company in cash of the remaining balance of such aggregate Exercise Price not satisfied by such shares’ Fair Market Value. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

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4.4 Tax Withholding. The Optionee agrees to make adequate provision for the payment of any sums required to satisfy federal, state, local and foreign (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the exercise of the Option. The Company shall have no obligation to deliver shares of Stock until any tax withholding obligation of the Participating Company have been satisfied by the Option. Optionee understands and agrees that the Optionee is currently an independent contractor and not an employee of the Company. As a result, the Company will not make deductions for taxes from any amounts payable to Optionee as a result of his Services to the Company or as a result of the exercise of the Option (except as otherwise specified in Section 2.2 or required by applicable law or regulation). Any taxes imposed on the Optionee due to Services to the Company (including upon the exercise of the Option) will be the sole responsibility of the Optionee (except as otherwise specified in Section 2.2).

4.5 Beneficial Ownership of Shares; Certificate Registration. The Optionee hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Optionee with any broker with which the Optionee has an account relationship of which the Company has notice any or all shares acquired by the Optionee pursuant to the exercise of the Option. Except as provided by the preceding sentence, a certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the heirs of the Optionee.

4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

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5. Nontransferability of the Option.

During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. The Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Optionee or the Optionee’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

6. Termination of the Option.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Optionee’s Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.

7. Effect of Termination of Service.

7.1 Option Exercisability. Except as provided in the Notice of Grant, the Option shall terminate immediately upon the Optionee’s termination of Service to the extent that it is then unvested and shall be exercisable after the Optionee’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

(a) Disability. Except as provided in the Notice of Grant, if the Optionee’s Service terminates because of the Complete Disability of the Optionee, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Death. Except as provided in the Notice of Grant, if the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(c) Termination for Cause. Except as provided in the Notice of Grant, notwithstanding any other provision of this Option Agreement to the contrary, if the Optionee’s Service is terminated for Cause, the Optionee may exercise those Vested Shares as of the date Optionee’s Service is terminated for Cause at any time prior to the expiration of three (3) months after the date on which the Optionee’s Service terminated for Cause, but in any event no later than the Option Expiration Date.

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(d) Other Termination of Service. If the Optionee’s Service terminates for any reason not covered by Sections 3(a), 3(b) or 3(c), the Option, to the extent unexercised and exercisable for Vested Shares by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of the Optionee’s Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period under Section 7.1, but in any event no later than the Option Expiration Date.

8. Effect of Change in Control.

Subject in all cases to any accelerated vesting provisions provided in the Notice of Grant, in the event of a merger or other Change in Control the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Optionee, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock. For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the merger or Change in Control, the Option confers the right to receive, subject to the terms and conditions of this Option Agreement, for each share of Stock subject to such portion of the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the merger or Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option, for each share of Stock subject to the Option, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the merger or Change in Control. The Option shall terminate and cease to be outstanding effective as of the time of consummation of the merger or Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the merger Change in Control nor exercised as of the time of the merger or Change in Control.

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9. Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company and the requirements of Sections 409A of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number, Exercise Price and/or kind of shares subject to the Option, in order to prevent dilution or enlargement of the Optionee’s rights under the Option. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the Exercise Price shall be rounded up to the nearest whole cent. In no event may the Exercise Price be decreased to an amount less than the par value, if any, of the Stock subject to the Option. The Board in its sole discretion, may also make such adjustments in the terms of the Option to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate. All adjustments pursuant to this Section shall be determined by the Board, and its determination shall be final, binding and conclusive.

10. Rights as a Stockholder, Director, or Director.

The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 9. The Optionee understands and acknowledges that the Optionee’s Services are not for any particular period of time, and that Optionee’s continued Service as a director is dependent on the continued nomination by the Board of Directors and election by the Company’s stockholders. Nothing in this Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of a Participating Company to end the Optionee’s Service at any time.

11. Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section.

12. Miscellaneous Provisions.

12.1 Termination or Amendment. The Board may terminate or amend the Option at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may have a materially adverse effect on the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

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12.2 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

12.3 Binding Effect. This Option Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Optionee and the Optionee’s heirs, executors, administrators, successors and assigns.

12.4 Delivery of Documents and Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Optionee by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Notice of Grant or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. If permitted by the Company, the Optionee may deliver electronically the Notice of Grant and Exercise Notice called for by Section 4.2 to the Company.

(b) Consent to Electronic Delivery. The Optionee acknowledges that the Optionee has read Section 12.4(a) of this Option Agreement and consents to the electronic delivery of the delivery of the Notice of Grant and Exercise Notice, as described in Section 12.4(a). The Optionee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Company by telephone or in writing. The Optionee further acknowledges that the Optionee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Optionee understands that the Optionee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Optionee may revoke his or her consent to the electronic delivery of documents described in Section 12.4(a) or may change the electronic mail address to which such documents are to be delivered (if the Optionee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Optionee understands that he or she is not required to consent to electronic delivery of documents described in Section 12.4(a).

12.5 Integrated Agreement. The Notice of Grant and this Option Agreement shall constitute the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter. To the extent contemplated herein, the provisions of the Notice of Grant and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

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12.6 Applicable Law. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

12.7 Counterparts. The Notice of Grant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Definitions.

13.1 “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

13.2 “Cause” means that one or more of the following has occurred: (i) the Optionee has been convicted for, or entered a plea of guilty or nolo contendere to, a felony crime involving fraud, dishonesty or violence (under the laws of the United States or any relevant state, in the circumstances, thereof); (ii) the Optionee has intentionally or willfully engaged in material acts of fraud, dishonesty or gross misconduct that have a material adverse effect on the Company; (iii) the willful failure or refusal of the Optionee to carry out the lawful directions of the Board (determined by a majority of the then serving directors other than the Chairman) or the duties assigned to the Optionee by the Board; (iv) any material violation of any written Company policy applicable to the Optionee; or (v) any material breach by Optionee of any provision of this Agreement or any other agreement between the Company and Optionee. Notwithstanding the foregoing, the removal of Optionee from the Board shall not constitute a removal for Cause, unless the Company first provides Optionee with written notice of the basis for the termination and, with respect to a termination based on clauses (iii), (iv) and/or (v) above, a fifteen (15) day period to correct the breach or failure or refusal. During this 15 day notice period, the Optionee will be afforded the opportunity to make a presentation to the Board regarding the matters referred to in the notice.

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(a) “Change in Control” means the occurrence of any of the following events: (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company material to the business of the Company resulting in the Company being unable to continue its business as in effect prior to such license; provided, however, that a mortgage, pledge or grant of a security interest to a bona fide lender shall not by itself constitute a Change of Control; (ii) the consummation of a merger or consolidation of the Company with or into another entity in which the stockholders of the Company exchange their shares of capital stock of the Company for cash, stock, property or other consideration (except one in which the stockholders of the Company as constituted immediately prior to such transaction continue to hold after the transaction at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity or parent entity of the surviving or acquiring entity); (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (c) any beneficial stockholder or group, as defined by Rule 13d-5 of the Exchange Act, including the heirs, assigns and successors thereof, of beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, after the date of the Amendment becomes the “beneficial owner,” as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company representing 40% or more of the total combined voting power represented by the Company’s then outstanding voting securities; or (iv) individuals who, as of sixty (60) days after the date of this Agreement are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that a transaction under clauses (ii) or (iii) above shall not constitute a Change of Control: (A) if its primary purpose is to change the state of the Company’s incorporation, (B) if its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, or (C) if it is a bona fide equity financing approved by the Board in which the Company is the surviving corporation.

13.3 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

13.4 “Complete Disability” means the inability of the Optionee to perform his duties as a director on the Board and any applicable Board committees because the Optionee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Optionee becomes disabled, the term Complete Disability shall mean the inability of the Optionee to perform his duties as a member of the Board by reason of any incapacity, physical or mental, which the Board (based on a majority vote of the directors then serving on the Board other than the Optionee), based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Optionee from satisfactorily performing the Optionee’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any 12-month period.

13.5 “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

13.6 “Director” shall mean a member of the Board or of the board of directors of any Participating Company.

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13.7 “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Option Agreement. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.

13.8 “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Board, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Board may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by the Optionee, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Board may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under this Agreement.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

13.9 “Nonstatutory Stock Option” means an Option not intended to be (an incentive stock option within the meaning of Section 422(b) of the Code.

13.10 “Officer” means any person designated by the Board as an officer of the Company.

13.11 “Option Expiration Date” means the tenth anniversary of the Date of Grant as set forth in the Notice of Grant.

13.12 “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

13.13 “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

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13.14 “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

13.15 “Securities Act” means the Securities Act of 1933, as amended.

13.16 “Service” means the Optionee’s service to the Company as a Director or Consultant. The Optionee’s Service shall not be deemed to have been interrupted or terminated if the Optionee takes any sick leave, or other bona fide leave of absence approved by the Company’s Board.

13.17 “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

13.18 “Vested Shares” means Option Shares that have vested in accordance with the Notice of Grant and this Option Agreement.

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